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                                                                EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of NTL (Delaware), Inc. and NTL Incorporated for the registration of $1,200,000,000 of 5 3/4 % Convertible Subordinated Notes due 2009 of NTL (Delaware), Inc. and 11,132,810 shares of NTL Incorporated Common Stock and to the incorporation by reference therein of our report dated March 7, 2000, with respect to the consolidated financial statements and schedules of NTL (Delaware), Inc. (formerly NTL Incorporated) included in its Annual Report (Form 10-K), and as amended by Form 10-K/A-1, for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                       /s/ ERNST & YOUNG LLP


New York, New York
August 25, 2000